UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2020

Marchex, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50658	35-2194038
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
520 Pike Street Suite 2000, Seattle, Washington		98101
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (206) 331-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B Common Stock	MCHX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01  Entry into a Material Definitive Agreement.

On May 4, 2020, Marchex, Inc. (the "Company") executed a promissory note (the “Note”) confirming a term loan from Silicon Valley Bank (the "Lender") in the principal amount of $3.97 million (the "Loan") pursuant to the recently enacted Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”). The Loan has an interest rate of 0.98% per annum, a two-year maturity, no pre-payment penalty, and a deferment period of six months. Certain of the Company’s subsidiaries have recently secured similar loans in the aggregate principal amount of approximately $1.31 million.

The program provides for loans to qualifying businesses to pay their employees during the COVID-19 pandemic. Principal and interest accrued under the Loan may be eligible for forgiveness. Such eligibility includes a provision that requires the Company use all proceeds of the Loan to cover payroll costs and rent and utilities, and otherwise comply with the requirements of the program. Amounts under the Loan will be payable by the Company to Lender in monthly installments following the six-month deferment period, to the extent not forgiven. There can be no assurances that any portion of the Loan will be forgiven.

The Note contains customary events of default relating to, among other things, payment defaults and breaches of representations, warranties or covenants. The occurrence of an event of default may result in the repayment of all amounts outstanding, collection of all amounts owing from the Company, or filing suit and obtaining judgment against the Company.

The foregoing description of the Note does not purport to be complete and is qualified in its entirety by reference to the full text of the Note attached to this Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 7.01  Regulation FD Disclosure.

The Company has carefully considered the purpose of the program to provide for loans to qualifying businesses to pay their employees in lieu of layoffs during the COVID-19 pandemic, the requirements of the program under the CARES Act and guidance issued by the U.S. Small Business Administration and U.S. Department of Treasury. The Company believes that, given the adverse impacts of the COVID-19 pandemic on its business and many of its larger customers (such as automotive manufacturing, automotive services, dental and health provider networks, home services and hospitality companies, which have seen their operations largely limited or shut-down), the resulting decreased business activity levels, customer cancellations, payment delays and certain customers inability to make payment, the Company’s resulting losses and cash outflows, limited size, inability to readily access capital markets (e.g. the Company does not have an effective shelf registration statement), lack of any existing credit facility or other sources of liquidity that would not be significantly detrimental to the business of the Company and other factors considered in submitting the Loan application, the Company’s Loan certifications were made in good faith and the current economic uncertainties make the Loan applicable for supporting the Company’s operations consistent with the CARES Act. While significant uncertainty remains as to the duration of the COVID-19 pandemic and its impacts on the Company and its customers, the Company intends to utilize the proceeds consistent with the goals and intentions of the CARES Act to support its employees and delay or avoid layoffs and furloughs.

Certain statements included above contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included herein regarding our strategy, future operations, future financial position, future revenues, other financial guidance, acquisitions, dispositions, projected costs, prospects, plans and objectives of management are forward-looking statements. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make due to a number of important factors including but not limited to product demand, order cancellations and delays, competition, changes in business strategy or development plans, and general economic and business conditions, as well as the continuing impact of the COVID-19 pandemic on the general economy, our customers and on our business, operations, employees and financial condition. These factors are described in greater detail in the "Risk Factors" section of our most recent periodic report or registration statement filed with the Securities and Exchange Commission. All of the information provided herein is as of May 8, 2020 and the Company undertakes no duty to update the information provided herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Note, dated as of May 4, 2020, by and between Marchex, Inc. and Silicon Valley Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Marchex has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

MARCHEX, INC.

Date: May 8, 2020	By:	/s/ MICHAEL A. ARENDS
	Name:	Michael A. Arends
	Title:	Co-CEO and Chief Financial Officer (Principal Executive Officer for SEC reporting purposes, Principal Financial Officer and Principal Accounting Officer)